Exhibit 99.1

AsiaInfo-Linkage Reports Unaudited First Quarter 2013 Results

•	Meeting guidance, net revenue (non-GAAP)[1] is US$135.7 million, an increase of 12% year-over-year

•	Exceeding guidance, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)[2] per basic share is US$0.37

BEIJING/SANTA CLARA, Calif. – April 27, 2013 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) (“AsiaInfo-Linkage,” the “Company,” “we,” “us” or “our”), a leading provider of telecommunication software solutions and services in China, today announced financial results for the first quarter ended March 31, 2013.

“The first quarter, which is seasonally a slower quarter for AsiaInfo-Linkage, provided an opportunity for us to follow through on the large number of projects that entered the delivery and implementation stages in the fourth quarter of last year,” said Steve Zhang, the Company’s president and chief executive officer. “The focus of our newest projects for China’s three telecommunications carriers continues to be monetization of their robust growth in data traffic, which continues to outpace their data traffic revenue growth. For China Mobile alone, we have signed agreements with nine provincial networks to implement our analytical solutions to study user characteristics in order to optimize the carrier’s data traffic management and pricing strategies.

AsiaInfo-Linkage Chief Financial Officer Michael Wu said, “Our revenue and non-GAAP operating margin for the first quarter were in line with our previous guidance. We also recognized a positive impact of approximately 12 cents of net income per basic share mainly as a result of the Key Software Enterprise status and preferential tax treatment retroactively granted for the years 2011 and 2012 to two of our China subsidiaries.”

First Quarter 2013 Financial Results

Total revenues for the first quarter of 2013 were US$143.0 million, an increase of 15.6% year-over-year and a decrease of 13.7% sequentially. Meeting guidance, net revenue (non-GAAP) for the first quarter of 2013 was US$135.7 million, an increase of 12.0% year-over-year and a decrease of 12.5% sequentially. The year-over-year increase was primarily the result of healthy demand from China’s three telecom carriers while the sequential decrease was mainly due to the seasonality of the Company’s business as the carriers determined their billing and CRM software requirements for the rest of the year, as well as to the overall slowdown associated with China’s Lunar New Year celebrations.

[1]	Net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to customers. A reconciliation of all non-GAAP measures used in this press release to the most directly comparable GAAP measures is provided at the end of this press release.
[2]	Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share measures exclude stock-based compensation expenses, amortization of acquired intangible assets and non-recurring consulting related expenses.

Gross margin for the quarter was 34.7%, compared to 39.2% in the year-ago period and 40.9% in the previous quarter. Gross margin of net revenue (non-GAAP)3 was 40.9% in the first quarter of 2013, compared to 44.8% in the year-ago period and 47.4% in the previous quarter. The year-over-year decrease in gross margin was primarily attributable to an increase in headcount of approximately 1,070 professionals, including the reclassification of approximately 180 R&D engineers into delivery teams, as well as general wage inflation increasing compensation costs. The sequential decrease was primarily due to the seasonality of the Company’s business with decreased project delivery costs, which was partially offset by the reclassification of approximately 180 R&D engineers into delivery teams.

Total operating expenses for the first quarter of 2013 increased 1.7% year-over-year and decreased 11.3% sequentially to US$46.7 million. The slight year-over-year increase was primarily attributable increased research and development (“R&D”) expenses relating to product development, product standardization, and delivery improvements, which were partially offset by a decrease in sales and marketing expenses. The sequential decrease primarily reflects a decrease in R&D expenses, mainly due to the reclassification of our R&D engineers into delivery teams, as well as a decrease in sales and marketing expenses, mainly due to the seasonality of the Company’s business. Sales and marketing expenses for the first quarter of 2013 decreased 8.5% year-over-year and decreased 24.4% sequentially to US$18.6 million. The year-over-year decrease in sales and marketing expenses was primarily the result of a strengthening of expense controls. The sequential decrease in sales and marketing was mainly due to a decrease in total sales commissions, marketing related events as well as a decrease in amortization of intangible assets related to the Linkage merger. General and administrative (“G&A”) expenses for the first quarter of 2013 increased 10.3% year-over-year and 19.1% sequentially to US$8.3 million. In the first quarter of 2013, we recorded an accrual of allowance for doubtful accounts of US$1.4 million, an increase of US$0.7 million on a year-over-year basis and increase of US$2.2 million sequentially. Third-party professional service expenses decreased from US$1.6 million in the fourth quarter to US$0.2 million in the first quarter of 2013, which partially offset the increase of allowance of doubtful accounts of $2.2 million in the first quarter of 2013. R&D expenses for the first quarter of 2013 increased 9.6% year-over-year and decreased 12.0% sequentially to US$19.8 million. The year-over-year increase in R&D expenses was primarily driven by anticipated overseas expansion, product standardization and delivery improvements, as well as wage inflation, which was partially offset by the reclassification of approximately 180 R&D engineers into delivery teams. The sequential decrease in R&D was mainly due to a reclassification of approximately 180 R&D engineers into delivery related work. In the fourth quarter of 2012, the Company received and recorded government subsidies of US$1.4 million, mainly in recognition of its high-tech software innovations. We did not receive a government subsidy in the first quarter of 2013.

Income from operations for the first quarter of 2013 was US$2.9 million, an increase of 17.2% year-over-year and a decrease of 80.4% sequentially. Operating margin of total revenue was 2.1% for the first quarter of 2013, compared to 2.0% in the year-ago period and 9.1% in the previous quarter. The sequential decrease in operating margin was primarily due to the seasonality of the Company’s business.

[3]	Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and stock-based compensation expenses, by net revenue (non-GAAP).

Operating margin of net revenue (non-GAAP)4 for the first quarter of 2013 was 11.4%, compared to 12.8% in the year-ago period and 19.0% in the previous quarter. The year-over-year decrease in operating margin of net revenue (non-GAAP) was mainly attributable to increases in employee headcount and compensation. The sequential decrease was primarily due to the seasonality of the Company’s business.

Other income for the first quarter of 2013 was US$2.2 million compared to US$4.3 million in the year-ago period and US$3.0 million in the previous quarter. The year-over-year decrease in other income mainly reflected the sales of short-term investments in the first quarter of 2012. The sequential decrease in other income was mainly attributable to dividend income from a specific investment product in the fourth quarter of 2012.

In January 2013, the Company sold Lenovo Computer System and Technology Services Ltd. and recognized a gain of US$1.2 million on the sale of discontinued operations.

In the first quarter of 2013, the Company recorded net income attributable to AsiaInfo-Linkage, Inc. of US$14.1 million, or US$0.19 per basic share, compared to US$6.4 million, or US$0.09 per basic share, in the year-ago period and US$15.6 million, or US$0.21 per basic share, in the previous quarter. The sequential increase was primarily due to the recognition of Key Software Enterprise tax status for two of the Company’s Chinese subsidiaries, retroactively granted for the years 2011 and 2012, which resulted in a positive impact of US$9.0 million, or US$0.12 per basic share, and led to a tax benefit of US$6.6 million, or US$0.09 per basic share, recognized in the first quarter of 2013.

In the first quarter of 2013, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$26.6 million or US$0.37 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the year-ago period was US$19.4 million or US$0.27 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the previous quarter was US$30.1 million or US$0.41 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) increased 37.3% year-over-year and decreased 11.7% sequentially. The year-over-year increase and sequential decrease was mainly due to the same factors impacting net income attributable to AsiaInfo-Linkage, Inc.

As of March 31, 2013, AsiaInfo-Linkage had cash and cash equivalents and restricted cash totaling US$293.0 million and short-term investments totaling US$38.9 million. Operating cash outflow in the first quarter of 2013 was US$18.4 million.

[4]	Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding third party hardware costs, amortization of acquired intangible assets, stock-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP).

As of March 31, 2013, AsiaInfo-Linkage had gross accounts receivable (“AR”) of US$292.3 million compared to US$285.7 million as of December 31, 2012 and US$301.3 million as of March 31, 2012. Gross AR includes agent arrangements with International Business Machines Corporation (“IBM”) or its distributors and a number of other hardware companies (“IBM-Type Arrangements”). Since these arrangements typically consist of back-to-back payment terms for certain products sold to AsiaInfo-Linkage customers, there is no impact on the Company’s cash flow or days of sales outstanding (“DSO”). Net AR, which excludes IBM-Type Arrangements, was US$256.2 million as of March 31, 2013, compared to US$233.0 million as of December 31, 2012 and US$222.0 million as of March 31, 2012. The combined effect of revenue and the AR trend resulted in the Company’s DSO being 154 days as of March 31, 2013 compared to 144 days as of December 31, 2012 and 155 days as of March 31, 2012. A table presenting further information regarding the Company’s gross AR, AR relating to IBM-Type Arrangements (“IBM-Related AR”), net AR, revenues and DSO is provided at the end of this press release.

Recent Developments

The work of AsiaInfo-Linkage’s Special Committee in evaluating a non-binding proposal letter from Power Joy (Cayman) Limited (“Power Joy”), a wholly owned subsidiary of CITIC Capital China Partners II, L.P., pursuant to which Power Joy proposed to acquire all of the outstanding shares of common stock of AsiaInfo-Linkage, remains ongoing and may include soliciting interest from, and engaging in discussions with, other potential qualified interested parties regarding a potential transaction involving AsiaInfo-Linkage. However, as previously disclosed, there can be no assurance that any definitive offer will ultimately be made, that any agreement will be executed, or that any transaction will be approved or consummated by the Company.

In January, the Company announced the successful implementation of its Veris Billing system for the CDMA network of Nepal Doorsanchar Company Limited (“Nepal Telecom”), the largest telecommunications operator in Nepal. This first phase of what is a comprehensive software upgrade for Nepal Telecom was completed within just four months from the start of the project and provided fully convergent billing and real-time online charging for pre-paid and postpaid subscribers on the carrier’s CDMA network.

In February, the Company announced the availability in the markets of Europe, the Middle East and Africa of its advanced Veris suite of Business Support Systems and solutions. AsiaInfo’s comprehensive Veris portfolio, which is already deployed in Asia, includes the core solutions of Veris Billing, Veris CRM and Veris BI. These products, and some of their individual components, can be deployed as standalone modules or as complete, pre-integrated solutions.

In April, the Company announced that two of its subsidiaries in China, AsiaInfo-Linkage Technologies (China), Inc. (“AIBJ”) and Linkage-AsiaInfo Technologies (Nanjing), Inc., (“Linkage Nanjing”) had been formally granted Key Software Enterprise (“KSE”) status under China’s Enterprise Income Tax Law. As a result, both subsidiaries became eligible for a preferential corporate income tax rate of 10% for the years 2011 and 2012. KSE status is currently granted every two years after formal government review. The Company applied for KSE status on behalf of AIBJ and Linkage Nanjing in October of 2012, when the relevant tax authorities released the application requirements for the years 2011 and 2012. As there had been no guarantee that KSE status would ultimately be granted, the Company had previously used a rate of 15% in computing the 2011 and 2012 taxes for both AIBJ and Linkage Nanjing.

Business Outlook

AsiaInfo-Linkage expects second quarter 2013 net revenue (non-GAAP) to be in the range of US$133.0 million to US$137.0 million. The Company expects second quarter 2013 net income attributable to AsiaInfo-Linkage per basic share (non-GAAP) to be in the range of US$0.22 to US$0.25.

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(U.S. dollars in thousands, except share and per share amounts)

	Three Months Ended Mar 31,		Three Months Ended Dec 31
	2013	2012	2012
Revenues:
Software products and solutions	$129,473	$114,062	$145,287
Service	5,866	6,954	9,352
Third party hardware	7,686	2,681	11,044
Total revenues	143,025	123,697	165,683
Cost of revenues:
Software products and solutions	81,175	68,539	82,362
Service	4,912	4,177	5,124
Third party hardware	7,302	2,547	10,492
Total cost of revenues	93,389	75,263	97,978
Gross profit	49,636	48,434	67,705
Operating expenses (income):
Sales and marketing	18,611	20,348	24,612
General and administrative	8,248	7,478	6,928
Research and development	19,834	18,097	22,533
Government subsidies	0	0	(1,415)
Total operating expenses	46,693	45,923	52,658
Income from operations	2,943	2,511	15,047

Other income (expenses), net:
Interest income	2,156	2,397	1,567
Dividend income	98	0	1,376
Gain from sales of short-term investments	48	2,027	0
Other (expense) income	(55)	(165)	49
Total other income, net	2,247	4,259	2,992
Income before income tax (benefit) expense, loss on equity method investment and income (loss) from discontinued operations, net of income tax	5,190	6,770	18,039
Income tax (benefit) expense	(6,603)	1,344	2,785
Income after income tax (benefit) expense before loss on equity method investment and income (loss) from discontinued operations, net of income tax	11,793	5,426	15,254
Loss on equity method investment, net of income tax	(271)	0	(189)
Income from continuing operations	11,522	5,426	15,065
Discontinued operations
Income from operations of discontinued operations	0	1	280
Gain on sale of discontinued operations	1,153	0	0
Income tax expense for discontinued operation	0	8	43
Income (loss) from discontinued operations, net of income tax	1,153	(7)	237
Net income	12,675	5,419	15,302

Less: Net loss attributable to noncontrolling interest	(1,426)	(943)	(325)
Net income attributable to AsiaInfo-Linkage, Inc.	$14,101	$6,362	$15,627

Earnings per share:
Net income from continuing operations attributable to Asiainfo-Linkage, Inc. common stockholders
Basic	0.18	0.09	0.21
Diluted	0.18	0.09	0.21
Net income from discontinued operations attributable to Asiainfo-Linkage, Inc. common stockholders:
Basic	0.01	0.00	0.00
Diluted	0.01	0.00	0.00
Net income attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	$0.19	$0.09	$0.21
Diluted	$0.19	$0.09	$0.21

Weighted average shares used in computation:
Basic	72,742,215	72,473,455	72,691,431
Diluted	72,876,950	72,725,554	72,819,556

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(U.S. dollars in thousands)

	Three Months Ended March 31,		Three Months Ended December 31
	2013	2012	2012
Net income	$12,675	$5,419	$15,302
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	1,053	545	3,203
Transfer to statements of operations of realized gain on available-for-sale securities, net of tax effects of $7, $304 and $0 for the three months ended March 31, 2013 and 2012, and December 31, 2012 respectively	(41)	(1,723)	0
Net unrealized gain on available-for-sale securities, net of tax effects of ($112), ($100) and $220 for the three months ended March 31, 2013 and 2012, and December 31, 2012 respectively	523	294	(551)
Other comprehensive income (loss)	1,535	(884)	2,652
Comprehensive income	14,210	4,535	17,954
Less: Comprehensive loss attributable to noncontrolling interest	(1,426)	(943)	(325)
Comprehensive income attributable to AsiaInfo-Linkage, Inc.	$15,636	$5,478	$18,279

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands)

	As of
	March 31, 2013	December 31, 2012
ASSETS:
Current Assets:
Cash and cash equivalents	$253,565	$273,520
Restricted cash	39,404	39,639
Short-term investments – available-for-sale securities	26,089	27,928
Short-term investments – held-to-maturity securities	12,762	12,728
Accounts receivable (net of allowances of $4,408 and $2,999 as of March 31, 2013 and December 31, 2012, respectively)	292,293	285,695
Inventories	48,170	24,107
Other receivables	6,562	6,504
Deferred income tax assets – current	5,572	5,559
Income taxes recoverable	9,005	0
Prepaid expenses and other current assets	7,322	8,311
Total current assets	700,744	683,991

Long-term investments	7,766	5,936
Property and equipment, net	22,882	19,104
Other acquired intangible assets, net	111,734	121,529
Deferred income tax assets – non-current	2,560	2,560
Goodwill	433,566	433,545
Land use right, net	14,247	14,326
Other non-current assets	1,399	1,332

Total assets	$1,294,898	$1,282,323

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities:
Accounts payable	$77,942	$78,079
Accrued expenses	26,072	28,065
Deferred revenue	37,790	40,491
Accrued employee benefits	74,734	76,803
Other payables	5,446	5,270
Income taxes payable	6,166	6,875
Other taxes payable	12,563	10,305
Deferred income tax liabilities – current	1,690	1,565

Total current liabilities	242,403	247,453

Unrecognized tax benefits	2,483	1,703
Deferred income tax liabilities – non-current	17,928	17,928
Other long term liabilities	387	387

Total Liabilities	$263,201	$267,471

Redeemable noncontrolling interest	(4,342)	(3,488)
Equity:
AsiaInfo-Linkage, Inc. Stockholders’ Equity:
Common stock	790	789
Additional paid-in capital	861,345	858,711
Treasury stock, at cost	(87,746)	(87,746)
Statutory reserve	22,050	22,050
Retained earnings	193,159	179,058
Accumulated other comprehensive income	46,685	45,150

Total AsiaInfo-Linkage, Inc. stockholders’ equity	$1,036,283	$1,018,012

Noncontrolling interest	(244)	328

Total Equity	1,036,039	1,018,340

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$1,294,898	$1,282,323

First Quarter 2013 Conference Call Details

AsiaInfo-Linkage management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on April 27, 2013 (8:00 a.m. Beijing/Hong Kong Time on April 28, 2013). Management will discuss results and highlights of the quarter and answer questions from investors.

The dial-in numbers for the conference call are as follows:

Local:
New York:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China, Domestic Mobile:	400-620-8038
China, Domestic:	800-819-0121

International Toll Free:
United States:	+1-866-519-4004
Hong Kong:	800-930-346
International Toll:	+65-6723-9381

The conference ID # is 31954898

A replay of the call will be available until 9:59 a.m. Eastern Time on May 5, 2013 by dialing one of the following numbers:

U.S Toll Free:	+1-855-452-5696
International:	+61-2-8199-0299

The replay ID # is	31954898

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of the AsiaInfo-Linkage website at www.asiainfo-linkage.com

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services to the telecommunications industry. Headquartered in Beijing, we employ more than 11,000 professionals worldwide. We provide a full suite of business and operational support solutions (BSS/OSS) and associated professional services. Our core Veris product line includes billing and customer care systems that serve nearly a billion subscribers globally – almost one seventh of the world’s population – plus business intelligence, network management and solutions.

Our customers work with us to converge large scale pre- and post-paid mobile operations; improve time to market for new products and services; and develop cost-effective new business models. In China, we have more than 50% market share in billing, CRM and business intelligence through our longstanding partnerships with China Mobile, China Unicom and China Telecom. We aim to be the leading IT solutions provider to the global telecommunications industry, enabling the Connected Digital Lifestyle, and helping our customers build, maintain, operate and constantly improve their network infrastructure and IT environment.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo-Linkage’s net revenue (non-GAAP) represents total revenue net of third party hardware costs that are passed through to our customers. We believe total revenues net of third party hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue (non-GAAP) to GAAP total revenues

	Three Months Ended Mar 31,		2012 Q4
	2013	2012
	(in US dollar thousands)
Total revenues	143,025	123,697	165,683
Third party hardware costs	7,302	2,547	10,492
Net revenue (non-GAAP)	135,723	121,150	155,191

(2) Gross margin of net revenue (non-GAAP)

Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third party hardware costs, amortization of acquired intangible assets and stock-based compensation expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the gross margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP gross margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of gross margin of net revenue (non-GAAP) to GAAP gross margin

	Three Months Ended Mar 31,		2012 Q4
	2013	2012
Gross margin (GAAP)	34.7%	39.2%	40.9%
Third party hardware costs[1]	1.9%	0.8%	2.8%
Amortization of acquired intangible assets[2]	3.7%	4.1%	3.2%
Stock-based compensation expenses[2]	0.6%	0.7%	0.5%
Gross margin of net revenue (non-GAAP)	40.9%	44.8%	47.4%

[1]	Percentages represent the difference between GAAP gross profit divided by GAAP revenue and GAAP gross profit divided by net revenue (non-GAAP).
[2]	Percentages represent the result of dividing the amounts of amortization of acquired intangible assets or stock-based compensation expenses by net revenue (non-GAAP).

(3) Operating margin of net revenue (non-GAAP)

Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding third party hardware costs, amortization of acquired intangible assets, stock-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the operating margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP operating margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of operating margin (non-GAAP) to GAAP operating margin

	Three Months Ended Mar 31,		2012 Q4
	2013	2012
Operating margin (GAAP)	2.1%	2.0%	9.1%
Third party hardware costs[1]	0.1%	0.0%	0.6%
Amortization of acquired intangible assets[2]	7.2%	8.6%	6.7%
Stock-based compensation expenses[2]	1.8%	2.0%	1.6%
Non-recurring consulting related expenses[2]	0.2%	0.2%	1.0%
Operating margin (non-GAAP)	11.4%	12.8%	19.0%

[1]	Percentages represent the difference between GAAP income from operation divided by GAAP revenue and GAAP income from operation divided by net revenue (non-GAAP).
[2]	Percentages represent the result of dividing the amounts of amortization of acquired intangible assets, stock-based compensation or non-recurring consulting related expenses by net revenue (non-GAAP).

(4) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) excludes stock-based compensation expenses, amortization of acquired intangible assets and non-recurring consulting related expenses. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) to GAAP net income attributable to AsiaInfo-Linkage, Inc.

	Three Months Ended Mar 31,		2012 Q4
	2013	2012
	(in US dollar thousands)
Net income attributable to AsiaInfo-Linkage, Inc.	14,101	6,362	15,627
Adjustments:
- Stock-based compensation expenses	2,444	2,425	2,537
- Amortization of acquired intangible assets	9,795	10,375	10,373
- Non-recurring consulting related expenses	249	199	1,580
Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)	26,589	19,361	30,117

(5) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share is calculated by dividing net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) (which as discussed above excludes stock-based compensation expenses, amortization of acquired intangible assets and non-recurring consulting related expenses) by the same number of weighted average shares outstanding used in the computation of net income per basic share. Management believes that net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo-Linkage, Inc (non-GAAP). In addition, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share to GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share

	Three Months Ended Mar 31,		2012 Q4
	2013	2012
	(in US dollars)
GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share	0.19	0.09	0.21
Adjustments:
- Stock-based compensation expenses	0.04	0.04	0.03
- Amortization of acquired intangible assets	0.14	0.14	0.15
- Non-recurring consulting related expenses	0.00	0.00	0.02
Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share	0.37	0.27	0.41

AR, IBM-Related AR, Revenue and DSO

AR balances included both billed and unbilled amounts. Revenue recognized in excess of billings is recorded as unbilled receivable. In addition to revenues from the sales of its goods and services and from hardware procured on behalf of customers, the Company generated service revenues by acting as a sales agent pursuant to the IBM-Type Arrangements. The Company’s DSO calculations are as follows as of the last day of the respective periods indicated, with net AR excluding the receivables attributable to the IBM-Type Arrangements:

1) Q1 2012 DSO = (Q4 2011 net AR + Q1 2012 net AR)/2/Q1 revenue × 90

2) Q2 2012 DSO = (Q4 2011 net AR + Q2 2012 net AR)/2/Q2 cumulative revenue × 180

3) Q3 2012 DSO = (Q4 2011 net AR + Q3 2012 net AR)/2/Q3 cumulative revenue × 270

4) Q4 2012 DSO = (Q4 2011 net AR + Q4 2012 net AR)/2/Q4 cumulative revenue × 360

5) Q1 2013 DSO = (Q4 2012 net AR + Q1 2013 net AR)/2/Q1 revenue × 90

The following table presents further information regarding the Company’s gross AR, net AR, revenues, and DSO.

	2012-Q1	2012-Q2	2012-Q3	2012-Q4	2013-Q1
	(in US dollar thousands, except DSO)
Gross AR	301,333	307,261	282,424	285,695	292,293
- IBM Related AR	79,345	84,357	60,354	52,717	36,103
Net AR	221,988	222,904	222,070	232,978	256,190
Revenues	123,697	126,271	132,221	165,683	143,025
DSO (in days)	155	154	151	144	154

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of April 27, 2013. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government; and the outcome of the Special Committee’s evaluation of strategic alternatives, including the privatization proposal announced on January 20, 2012. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com